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As filed with the Securities and Exchange Commission on June 24, 2003

File No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

FRIENDLY ICE CREAM CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation or organization)	04-2053130 (I.R.S. Employer Identification No.)

1855 Boston Road
Wilbraham, Massachusetts 01095
(Address of principal executive offices)

Friendly Ice Cream Corporation 2003 Incentive Plan
(Full title of the plan)

Aaron B. Parker
Vice President, General Counsel and Clerk
Friendly Ice Cream Corporation
1855 Boston Road
Wilbraham, Massachusetts 01095
(Name and Address of Agent for Service)

(413) 543-2400
(Telephone Number, including area code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $0.01 par value, and associated Preferred Stock Purchase Rights(2)	307,000 shares	$6.85	$2,102,950	$170.13

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1), based upon the average of the high and low sale prices of the Common Stock as reported on the American Stock Exchange Composite Tape on June 18, 2003.

(2)
Any value attributed to the Preferred Stock Purchase Rights is reflected in the value of the Common Stock. Because no separate consideration is paid for the Preferred Stock Purchase Rights, the registration fee for such securities is included in the fee for the Common Stock.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents previously filed by Friendly Ice Cream Corporation (the "Registrant") with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

  (a)
  The Registrant's Annual Report on Form 10-K for the fiscal year ended December 29, 2002;

  (b)
  The Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2003;

  (c)
  The Registrant's Current Report on Form 8-K filed on April 28, 2003; and

  (d)
  The description of the Registrant's common stock, $0.01 par value (the "Common Stock"), under the caption "Description of Registrant's Securities to be Registered" included in the Company's Registration Statement on Form 8-A.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        The legality of the stock will be passed upon for the Registrant by Aaron B. Parker, Vice President, General Counsel and Clerk. As of June 24, 2003, Mr. Parker beneficially owned 803 shares, and held options to purchase 33,000 shares, of the Registrant's Common Stock, of which options to purchase 9,999 shares of the Registrant's Common Stock were exercisable.

Item 6. Indemnification of Directors and Officers.

        Section 67 of Chapter 156B of the Massachusetts General Laws provides that a corporation may indemnify its directors and officers to the extent specified in or authorized by (i) the articles of organization, (ii) a by-law adopted by the stockholders, or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. In all instances, the extent to which a corporation provides indemnification to its directors and officers under Section 67 is optional.

        In its Restated Articles of Organization and Amended and Restated By-Laws the Registrant has elected to provide indemnification to its directors and officers in appropriate circumstances. Generally, the Restated Articles of Organization and Amended and Restated By-Laws provide that the Registrant shall indemnify directors and officers of the Registrant against liabilities and expenses arising out of legal proceedings brought against them by reason of their status as directors or officers of the Registrant or by reason of their agreeing to serve, at the request of the Registrant, as a director or officer of another organization. Under this provision, a director or officer of the Registrant shall be indemnified by the Registrant for all costs and expenses (including attorneys' fees), judgments and liabilities, unless he is adjudicated in such proceedings not to have acted in good faith in the reasonable belief that his action was in the best interest of the Registrant or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interest of the participants or beneficiaries of such benefit plan.

        Any indemnification for amounts paid in settlement of legal proceedings described above shall be made by the Registrant unless a court of competent jurisdiction holds that the director or officer did not meet the standard of conduct set forth above or the Registrant determines, by clear and convincing evidence, that the director or officer did not meet such standard. Such determination shall be made by the Board of Directors of the Registrant, based on advice of independent legal counsel.

        The Registrant shall advance expenses to a director or officer upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he is not entitled to indemnification for such expenses. The Registrant may, to the extent authorized from time to time by the Board of Directors, grant indemnification rights to employees, agents or other persons serving the Registrant.

        The Company maintains directors and officers liability insurance for the benefit of its directors and certain of its officers.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        See Index to Exhibits which is incorporated herein by reference.

Item 9. Undertaking.

  (a)
  The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to under Item 6, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilbraham, Commonwealth of Massachusetts, on June 24, 2003.

FRIENDLY ICE CREAM CORPORATION
By	/s/ PAUL V. HOAGLAND Name: Paul V. Hoagland Title: Executive Vice President of Administration and Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Friendly Ice Cream Corporation hereby constitutes and appoints Aaron B. Parker and Paul V. Hoagland as his true and lawful attorneys-in-fact and agents, for him and in his name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this registration statement, and to file each such amendment to this registration statement with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 24, 2003.

/s/ JOHN L. CUTTER John L. Cutter	Chief Executive Officer and President (Principal Executive Officer)
/s/ PAUL V. HOAGLAND Paul V. Hoagland	Executive Vice President of Administration and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ DONALD N. SMITH Donald N. Smith	Chairman of the Board
/s/ CHARLES A. LEDSINGER, JR. Charles A. Ledsinger, Jr.	Director
/s/ STEVEN L. EZZES Steven L. Ezzes	Director
/s/ BURTON J. MANNING Burton J. Manning	Director
/s/ MICHAEL J. DALEY Michael J. Daley	Director

INDEX TO EXHIBITS

Exhibit Number	Description of Document
4.1	Restated Articles of Organization of Friendly Ice Cream Corporation (the "Company") (Incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1, Reg. No. 333-34633).
4.2	Amended and Restated By-laws of the Company (Incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 27, 1998, File No. 0-3930).
4.3	Rights Agreement between the Company and The Bank of New York, a Rights Agent (Incorporated by reference to Exhibit 4.6 to the Company's Registration Statement on Form S-1, Reg. No. 333-34633).
4.4	Friendly Ice Cream Corporation 2003 Incentive Plan. (Incorporated by reference to Exhibit A to the Registrant's Definitive Proxy Statement on Schedule 14A, dated April 18, 2003, Reg. No. 001-13579).
5.1	Opinion of Aaron B. Parker regarding the validity of the offered securities.
23.1	Consent of Ernst & Young LLP.
23.2
Consent of Arthur Andersen LLP. (After reasonable efforts to obtain the Consent of Arthur Andersen LLP, the Registrant has not been able to obtain such consent. Pursuant to Rule 437a promulgated under the Securities Exchange Act of 1933, as amended, the Registrant may dispense with the requirement that the Consent of Arthur Andersen LLP be filed with this Registration Statement. While the extent of any resulting limitations on recovery by investors is unclear, the lack of a currently dated consent could limit the time within which any such actions by investors against Arthur Andersen LLP for liabilities arising under Section 11 of the Securities Act of 1933, as amended, must be brought.)
24	Powers of Attorney (included on the signature page of this Registration Statement).

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PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertaking.
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS